Exhibit 99.1

Media contact:

Christopher Bona

312.292.5052

mediainfo@ryerson.com

Ryerson Chief Human Resources Officer Roger Lindsay to Retire

Chicago – March 24, 2016 – Ryerson Holding Corporation (NYSE: RYI), a leading processor and distributor of metals, announced today that Chief Human Resources Officer Roger Lindsay will retire April 1, 2016. He has served as Ryerson’s chief human resources officer since 2011. In connection with Lindsay’s retirement, Ryerson’s human resources responsibilities will be transitioned to Mark Silver, Ryerson’s executive vice president, general counsel and secretary.

“Roger has played a vital role in the company’s transformation,” said Eddie Lehner, Ryerson’s president and chief executive officer. “We thank Roger for his years of service to the company and wish him all the best in retirement. His dedication to talent development and management as well as leading transformational change has made a lasting impact within Ryerson.”

In addition to human resources, Silver is responsible for managing the company’s legal, risk management and real estate functions. He brings more than 20 years of legal experience to Ryerson, including 12 years at Sara Lee Corporation where he held multiple positions such as vice president and assistant general counsel, vice president of corporate development, as well as chief counsel, mergers and acquisitions. Silver received his bachelor’s degree in political science from the University of Illinois and Juris Doctorate from Harvard Law School.

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About Ryerson

Ryerson is a processor and distributor of metals with operations in the United States, Mexico, Canada, China and Brazil. The company serves a variety of industries, including customers making products or equipment for the commercial ground transportation, metal fabrication and machine shops, industrial machinery and equipment, consumer durables, HVAC, construction, food processing and agriculture, as well as oil and gas. Founded in 1842, Ryerson is headquartered in the United States and employs approximately 3,600 employees in approximately 90 locations.

Visit Ryerson at www.ryerson.com.

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